Exhibit 4.1.1

RONCO CORPORATION

AMENDED AND RESTATED
DESIGNATION OF
POWERS, PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.00001 PER SHARE

Pursuant to Section 151(g) of the Delaware General
Corporation Law

IT IS HEREBY CERTIFIED that:

1. The name of the company (hereinafter called this "Corporation") is Ronco Corporation, a corporation organized and now existing under the Delaware General Corporation Law (the "DGCL").

2. The certificate of incorporation of this Corporation (the "Certificate of Incorporation") authorizes the issuance of Twenty Million (20,000,000) shares of preferred stock, par value $0.00001 per share (the "Preferred Stock"), and expressly vests in the Board of Directors of this Corporation the authority to issue any or all of said shares in one or more series by resolution or resolutions, to establish from time to time the number of shares to be included in such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each series to be issued.

3. The Board of Directors of this Corporation, pursuant to the authority expressly vested in it pursuant to the Certificate of Incorporation and pursuant to the provisions of Section 151(g) of the DGCL, adopted a resolution authorizing Twenty Million (20,000,000) shares of Series A Convertible Preferred Stock (the "Series A Preferred"), of which Thirteen Million Two Hundred Sixty-Two Thousand Six Hundred Four (13,262,604) shares are outstanding as of the date hereof.

4. The Board of Directors of this Corporation and the requisite number of holders of the outstanding shares of the Series A Convertible Preferred Stock desire to amend the existing Designation of Powers, Preferences and Rights of the Series A Convertible Preferred Stock (the "Original Certificate of Designation"), pursuant to this Amended and Restated Designation of Powers, Preferences and Rights of the of Series A Convertible Preferred Stock (this "Certificate of Designation").

5. The following resolutions were duly adopted by the Board of Directors of the Corporation and by the requisite number of holders of the Corporation’s Series A Convertible Preferred Stock:

"RESOLVED, that the Board of Directors (the "Board of Directors") of Ronco Corporation (this "Corporation") hereby authorizes the issuance of a series of preferred stock and fixes its designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as follows:

1. Designation and Amount. Twenty Million (20,000,000) shares of the Twenty Million (20,000,000) authorized shares of Preferred Stock of this Corporation are designated as shares of Series A Convertible Preferred Stock (the "Series A Preferred"). The Series A Preferred shall be issued or offered at a purchase price determined by the Board of Directors in its sole discretion. The holders of record of the Series A Preferred are sometimes referred to herein as the "Series A Holders." Capitalized terms used herein without definition shall have the respective meanings given them in Section 10.

2. Dividends.

(a) The Series A Holders of record, as of the Record Date (as defined below) therefor, shall be entitled to receive, out of funds legally available therefor, cumulative dividends on the Series A Preferred at a rate equal to $0.1885 per annum per share (equivalent to 5% of the Series A Original Issue Price annually) (the "Dividend Rate"), payable quarterly in arrears in cash or, at the option of this Corporation, in additional shares of the Series A Preferred. If and when this Corporation shall elect from time to time to pay such dividends in shares of the Series A Preferred, such shares will be valued at the then fair market value of the Series A Preferred as determined in good faith by the Board of Directors. Shares of Series A Preferred issued in payment of dividends may be fractional shares (rounded to the nearest one-tenth (0.1) of a share).

(b) If the Board of Directors elects in the exercise of its sole discretion to issue shares of Series A Preferred in payment of dividends on the Series A Preferred with respect to any Dividend Payment Date (as defined below), this Corporation shall (1) give notice to the Series A Holders of this Corporation's election to exercise such right and (2) deliver, or cause to be delivered promptly after such Dividend Payment Date to each Series A Holder of record at the close of business on the Record Date for such dividend a stock certificate that evidences the number of shares of Series A Preferred arrived at in accordance with Section 2(a). Notwithstanding the foregoing, this Corporation may not exercise its right to issue shares of Series A Preferred in payment of dividends on Series A Preferred if:

(1) the number of shares of Series A Preferred at the time authorized, unissued and unreserved for all purposes, together with the number of shares of the Series A Preferred held in this Corporation's treasury, is insufficient to pay the dividends to be paid in shares of the Series A Preferred; or

(2) the issuance or delivery of shares of the Series A Preferred as a dividend payment would require registration with or approval of any governmental authority under any law or regulation, and such registration or approval has not been effected or obtained.

Shares of the Series A Preferred issued in payment of dividends on the Series A Preferred pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Series A Preferred of this Corporation and shall be entitled to receive and be paid dividends in accordance with this Section 2; the issuance and delivery thereof is hereby authorized; and the dispatch in full thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable Dividend Payment Date.

(c) All dividends shall accrue on any given share of Series A Preferred from the most recent date on which a dividend has been paid with respect to such share of Series A Preferred or, if no dividends have been paid, from the date of original issuance of such share of Series A Preferred. All dividends shall accrue from day to day, whether or not declared, based on the actual number of days elapsed and shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each a "Dividend Payment Date"), commencing on October 1, 2005; provided, that if a Dividend Payment Date is not a Trading Day, then the dividend shall be payable on the first immediately succeeding Trading Day. Dividends shall be paid to the holders of record of the Series A Preferred as their names appear on the stock transfer records of this Corporation on the date (the "Record Date") designated by the Board of Directors as the date of record for the payment of such dividend; and, further provided, that such Record Date may not precede the date upon which the resolution fixing the Record Date is adopted and may not be more than sixty (60) days prior to the Dividend Payment Date.

(d) No dividends may be paid or set apart for such payment on any Junior Securities, as defined below, and no Junior Securities may be repurchased or otherwise retired for value nor may funds be set apart for payment with respect thereto, if dividends have not been paid in full on the Series A Preferred as provided in this Section 2.

3. Rank. The Series A Preferred shall rank (i) senior to all shares of the Common Stock and (ii) senior to any class or series of capital stock of this Corporation hereafter created (collectively, with the Common Stock, the "Junior Securities"), in each case, as to any distribution of assets upon any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

4. Liquidation Preference.

(a) If any Distribution, occurs, the Series A Holders shall be entitled to receive, prior in preference to any Distribution to the holders of the Junior Securities, an amount per share equal to the greater of (i) the Series A Original Issue Price together with unpaid and accrued dividends (whether or not earned or declared) on the Series A Preferred, or (ii) the amount that such Series A Holder would have received if such Series A Holder converted its shares of Series A Preferred to shares of Common Stock immediately prior to the occurrence of the event giving rise to the Distribution. If upon any such Distribution, and after payment in full of any amounts due the creditors of this Corporation, the assets available to be distributed to the Series A Holders shall be insufficient to pay to the Series A Holders the full preferential amounts due to the Series A Holders, then the entire assets of this Corporation legally available for distribution shall be distributed among the Series A Holders pro rata.

(b) Upon the completion of the Distribution required by Section 4(a), if assets remain in this Corporation, they shall be distributed to holders of Junior Securities in accordance with this Corporation's Certificate of Incorporation, including any duly adopted certificate(s) of designation.

(c) At the option of each Series A Holder, (i) a sale, conveyance or disposition of all or substantially all the assets of this Corporation to any entity other than an Affiliate of this Corporation (a "Liquidating Transaction") or (ii) any Fundamental Change shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided, that any Liquidating Transaction or any Fundamental Change that a Series A Holder elects in writing not to treat as a liquidation, dissolution or winding up of this Corporation shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4(c), but instead shall be subject to Section 5(f). Any Series A Holder as to which any Liquidating Transaction or any Fundamental Change is treated as a liquidation, dissolution or winding up of this Corporation under this Section 4(c) is referred to herein as a "Series A Liquidating Holder."

(d) Prior to the closing of a transaction described in Section 4(c) which would constitute a Liquidating Transaction or a Fundamental Change, this Corporation shall either (i) make all cash distributions it is required to make to the Series A Liquidating Holders pursuant to the first sentence of Section 4(a), (ii) set aside sufficient funds from which the cash distributions required to be made to the Series A Liquidating Holders can be made or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to this Corporation from a sale of all or substantially all the assets of this Corporation will be used to make the liquidating payments to the Series A Liquidating Holders immediately after the consummation of such sale. If this Corporation has not fully complied with any of the foregoing alternatives, this Corporation shall either: (x) cause such closing to be postponed until such cash distributions have been made or (y) cancel such transaction, in which event the rights of the Series A Holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

5. Conversion. The holders of Series A Preferred have conversion rights (the "Conversion Rights") as follows:

(a) Right to Convert. On and after the effective date of the Reverse Stock Split, each share of Series A Preferred shall be convertible into a share or shares of Common Stock at the office of this Corporation or any transfer agent for the Series A Preferred, without the payment of any additional consideration at the option of the Series A Holder thereof, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Series A Original Issue Price by the conversion value per share in effect for each share of Series A Preferred (the "Series A Conversion Value") at the time of conversion. The Series A Conversion Value shall initially be equal to the Series A Original Issue Price and shall be adjusted from time to time pursuant to the provisions of Section 5(d) and Section 5(e) and shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Series A Preferred is convertible is hereinafter referred to as the "Series A Conversion Rate." Upon conversion of shares of Series A Preferred, any accrued and unpaid dividends thereon (whether or not earned or declared) shall be converted into shares of Common Stock at the then Market Price of the Common Stock.
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(b) Mechanics of Conversion.

(i) Before any holder of Series A Preferred shall be entitled to convert such shares into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred, as the case may be, and shall give written notice to this Corporation at such office that such holder elects to convert the same. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, this Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Value.

(iii) This Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred pursuant to this Section 5. This Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to this Corporation the amount of any tax or has established, to the satisfaction of this Corporation, that such tax has been paid.

(c) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, this Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(d) Adjustments to Series A Conversion Value for Dilutive Issuances.

(i) No Adjustment of Conversion Price. No adjustment in the Series A Conversion Value shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by this Corporation is less than the Series A Conversion Value in effect on the date of, and immediately prior to, such issue. No adjustment in the Series A Conversion Value shall be made pursuant to Section 5(d)(iv) as a result of any stock dividend or subdivision which causes an adjustment in the Series A Conversion Value pursuant to Section 5(e) or any event which is subject to the provisions of Section 5(f).

(ii) Deemed Issuance of Additional Shares of Common Stock. If this Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(d)(iv)) of such Additional Shares of Common Stock would be less than the Series A Conversion Value in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided, further, that in any case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Series A Conversion Value shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to this Corporation, or any increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Value computed upon the original issueof such Options or Convertible Securities (or upon the occurrence of a record date with respect to the issuance of such Options or Convertible Securities), and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

(C) on the expiration or cancellation of any Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Series A Conversion Value shall have been adjusted upon the original issuance of such Options or Convertible Securities or shall have been subsequently adjusted pursuant to clause (B) above, the Series A Conversion Value shall be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by this Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by this Corporation upon such exercise, if any, or for the issuance of all such Convertible Securities, whether or not actually converted or exchanged, plus the consideration actually received by this Corporation upon such conversion or exchange, if any; and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise of such Options were issued at the time of issuance of such Options and the consideration received by this Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by this Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by this Corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clauses (B) and (C) above shall have the effect of increasing the Series A Conversion Value to an amount which exceeds the lower of (i) the Series A Original Issue Price and (ii) the Series A Conversion Value that would have resulted from any issuance of Additional Shares of Common Stock between the Series A Original Issue Date and the date of such readjustment.

(iii) Adjustment of Series A Conversion Value Upon Issuance of Additional Shares of Common Stock. If this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(ii)) without consideration or for a consideration per share less than the Series A Conversion Value in effect on the date of and immediately prior to such issuance, then and in such event, the Series A Conversion Value shall be reduced, concurrently with such issuance, to a price (calculated to the nearest one cent) determined by dividing (A) an amount equal to the sum of (w) the number of shares of Common Stock outstanding immediately prior to such issue (determined on a fully-diluted basis; i.e., treating as issued and outstanding all shares of Common Stock issuable upon exercise, exchange or conversion of all outstanding options (to the extent then vested or exercisable), warrants or other securities exercisable or exchangeable for or convertible into, directly or indirectly, shares of Common Stock) multiplied by the then existing Series A Conversion Value plus (x) the consideration, if any, received by this Corporation (or deemed to have been received by this Corporation) upon such issue of Additional Shares of Common Stock, by (B) the sum of (Y) the number of shares of this Corporation's issued and outstanding Common Stock on a fully-diluted basis immediately before the issuance of such Additional Shares of Common Stock and (z) the number of shares of Additional Shares of Common Stock that were issued (or deemed to have been issued) in the transaction to which this Section 5(d)(iii) applies. Notwithstanding the foregoing provisions of this Section, if the operation of the foregoing provisions shall result in a new Series A Conversion Value which is less than or equal to the price paid or deemed to have been paid for such Additional Shares of Common Stock (the "Additional Shares Issue Price"), then the new Series A Conversion Value shall be the amount which is $0.00001 more than the Additional Shares Issue Price. If such Additional Shares of Common Stock are issued for no consideration, then the Additional Shares Issue Price shall be deemed to be $0.00001.

(iv) Determination of Consideration. For purposes of this Section 5(d), the consideration received by this Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by this Corporation;

(2) insofar as it consists of securities (i) if the securities are then traded on a national securities exchange or an Alternative Stock Exchange, then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the 30-day period ending three days prior to receipt of such securities by this Corporation, (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the 30-day period ending three days prior to the receipt of such securities by this Corporation, and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt of such securities by this Corporation, as determined in good faith by the Board of Directors;

(3) insofar as it consists of property other than cash and securities, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

(4) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of this Corporation for consideration which covers both, be the proportion of such consideration so received for such Additional Shares of Common Stock, computed as provided in clauses (A)(1), (A)(2) and (A)(3) of this Section 5(d)(iv), in each case as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by this Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing

(1) the total amount, if any, received or receivable by this Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to this Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(2) the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment to the Conversion Rate due to Stock Split, Stock Dividend or Other Similar Event. If, prior to the conversion of all the Series A Preferred, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Series A Conversion Value shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, with the exception of the Reverse Stock Split, the Series A Conversion Value shall be proportionately increased.

(f) Adjustment Due to Consolidation, Merger, Exchange of Shares, Recapitalization, Reorganization or Other Similar Event. If, prior to the conversion of all the Series A Preferred, (i) there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of this Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of this Corporation or another entity, or (ii) there occurs a sale of all or substantially all of this Corporation's assets that is not deemed to be a liquidation, dissolution or winding up of this Corporation pursuant to Section 4(c), then the Series A Holders thereafter shall have the right to receive upon conversion of the shares of Series A Preferred held by them, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, (i) such stock, securities and/or other assets which the Series A Holders would have been entitled to receive in such transaction had the Series A Preferred, together with all unpaid and accrued dividends thereon (whether or not earned or declared), been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Series A Holders to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Series A Conversion Value and the Series A Conversion Rate) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(g) Certificates as to Adjustments. Upon each adjustment or readjustment of the Series A Conversion Value pursuant to Sections 5(d), (e) and (f) above, this Corporation at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate of the Chief Financial Officer of this Corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the then effective Series A Conversion Value, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of such Series A Preferred.

(h) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate to protect the Conversion Rights against impairment.

6. Mandatory Conversion by Corporation.

(a) If:

(i) the Reverse Stock Split of this Corporation has become effective,

(ii) the shares of Common Stock to be issued on any mandatory conversion of shares of the Series A Preferred pursuant to this Section 6 are Freely Tradeable,

(iii) the Common Stock is listed on a Principal Market and trading on such market or exchange shall not have been suspended, or

(iv) no Series A Preferred Breach or any event which, with the notice or passage of time, or both, would become an Series A Preferred Breach has occurred and is continuing,

then this Corporation may, at its option, cause all of the outstanding Series A Preferred to be converted into shares of Common Stock, in accordance with Section 6(b), at any time and from time to time, if (x) the Market Price of the Common Stock for any twenty (20) of the thirty (30) most recent consecutive Trading Days prior to the giving of the notice referred to in Section 6(c) below equaled or exceeds the Target Price, and (y) the daily trading volume of the Common Stock for any twenty (20) of the thirty (30) most recent consecutive Trading Days prior to the giving of the notice referred to in Section 6 (c) below equaled or exceeds 50,000 shares;

(b) Each share of Series A Preferred shall be converted into a number of shares of Common Stock equal to the Series A Conversion Rate. Upon conversion of shares of Series A Preferred, any accrued and unpaid dividends thereon (whether or not earned or declared) shall be converted into shares of Common Stock at the then Market Price of the Common Stock.

Notwithstanding the preceding, this Corporation may, at its sole discretion, pay any or all of the accrued and unpaid dividends in cash. Subject to the provisions of the DGCL, no fractional shares of Common Stock shall be issued on the mandatory conversion, but the number of shares shall be rounded up or down to the nearest whole number. The amount of any accrued and unpaid dividends that this Corporation elects to pay in cash shall be promptly sent to the holder thereof by means of check or other means provided by this Corporation.

(c) This Corporation shall give thirty (30) days notice of its intent to convert in accordance with this Section no later than five (5) calendar days from the end of the thirty (30)-day period described above. Upon the giving of the notice referred to above, this Corporation shall be bound to convert the Series A Preferred as to which notice has been provided. During the 30-day notice period, holders of the Series A Preferred will retain their right to convert their shares of Series A Preferred in accordance with Section 5.

7. Voting Rights. Each holder of outstanding shares of Series A Preferred shall be entitled to the number of votes equal to (i) prior to the effective date of the Reverse Stock Split, the product of eighty-nine (89) multiplied by the number of whole shares of Common Stock into which the shares of Series A Preferred held by such holder are then convertible (regardless of whether such conversion is permissible at that time), or (ii) subsequent to the effective date of the Reverse Stock Split, the number of whole shares of Common Stock into which the shares of Series A Preferred held by such holder are then convertible, with respect to any and all matters presented to the stockholders of this Corporation for their action or consideration. Except as provided by law, or the provisions of Section 8, holders of Series A Preferred shall vote together with the holders of Common Stock as a single class on any actions to be taken by the stockholders of this Corporation.

8. Protective Provisions. So long as any shares of Series A Preferred are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Holders of outstanding shares of Series A Preferred constituting an 80% majority of the outstanding shares of Series A Preferred:

(a) alter or change the rights, preferences or privileges of the Series A Preferred, including, but not limited to, the creation or authorization of any Senior Securities;

(b) increase the size of the authorized number of Series A Preferred; or

(c) do any act or thing not authorized or contemplated by the Certificate of Incorporation which would result in taxation of the Series A Holders under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

If the Holders of outstanding shares of Series A Preferred constituting an 80% majority of the outstanding shares of Series A Preferred agree to allow this Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred, pursuant to this Section, so as to affect adversely the Series A Preferred, then this Corporation will deliver notice of such approved alteration or change to the Series A Holders that did not agree to such alteration or change (the "Series A Dissenting Holders"), and the Series A Dissenting Holders shall thereafter have the right for a period of 30 days to convert pursuant to the terms of these Certificate of Incorporation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred subject to the approved alteration or change of the rights, preferences or privileges of the Series A Preferred.

9. Status of Converted Stock. Whenever any shares of Series A Preferred are converted pursuant to Section 5, the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by this Corporation as Series A Preferred.

10. Definitions. As used herein, the following terms shall have the following meanings:

"Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(ii), deemed to be issued) by this Corporation after the Series A Original Issue Date, other than shares of Common Stock issued or issuable:

(i) upon conversion of shares of Series A Preferred;

(ii) to officers, directors or employees of, or financial advisors or other consultants to, this Corporation pursuant to a Plan or Plans or pursuant to any acquisition, financing or other written agreement, including without limitation employment agreements, so long as any such Plan or written agreement has been approved by the Board of Directors; and

(iii) as a dividend or distribution on Series A Preferred.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the subject Person. For purposes of the term "Affiliate," the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

"Alternative Stock Exchange" means any other national stock exchange or the Nasdaq National Market or the Nasdaq Smallcap Market.

"Board of Directors" means the Board of Directors of this Corporation.

"Common Stock" shall mean the common stock, par value $0.00001 per share, of this Corporation.

"Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock or Series A Preferred) or other securities convertible into or exchangeable for Common Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Freely Tradeable" means, with respect to the Common Stock issuable upon the conversion or redemption of or, if relevant, on the payment of a dividend upon the Series A Preferred, that under the Securities Act the holders thereof may then offer and sell any amount of such outstanding securities to the public in the United States in transactions that are not brokers' transactions (as defined in the Securities Act) either (i) pursuant to an effective registration statement then in effect or (ii) pursuant to Rule 144(k) under the Securities Act. For purposes of determining whether such securities are Freely Tradeable, it shall be assumed that no affiliate of the issuer has ever held such securities from and after their issuance.

"Fundamental Change" means

(a) any consolidation or merger of this Corporation or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into this Corporation or a wholly-owned Subsidiary) that has been approved by the Board of Directors where the stockholders of this Corporation immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving entity of such consolidation or merger immediately following such transaction; or

(b) the acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise approved or consented to by the Board of Directors, of beneficial ownership of securities of this Corporation representing 50% or more of the combined voting power of the outstanding voting securities of this Corporation ordinarily (and apart from voting rights accruing in special circumstances) having the right to vote in the election of directors other than any such acquisition that arises from a transfer of outstanding securities of this Corporation that have voting power and not through action taken by this Corporation or any Subsidiary.

"Majority Holders" means at any time the Holders of outstanding shares of Series A Preferred which shares constitute a majority of the outstanding shares of Series A Preferred.

"Market Price" means with respect to any security on any date the VWAP of such security for such date on the Principal Market, as reported by Bloomberg Financial, L.P.

"Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

"Plan" shall mean a written stock grant, option plan or purchase plan or other employee stock incentive program.

"Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

"Principal Market" means the NASD OTC Bulletin Board or any Alternative Stock Exchange on which the Common Stock is listed for trading which at such time constitutes the principal securities market for the Common Stock.

"Property" means any kind of property or asset, whether real, personal, mixed, or tangible or intangible, and any interest therein.

"Reverse Stock Split" means the 1 for 89 reverse stock split of this Corporation's Common Stock approved by the holders of Common Stock of this Corporation on May 31, 2005 (the "Reverse Stock Split").

"Securities Act" means the Securities Act of 1933, as amended.

"Series A Original Issue Date" shall mean June 30, 2005.

“Series A Original Issue Price” shall mean $3.77 per share.

"Series A Preferred Breach" means any one of the following events:

(1) any Fundamental Change;

(2) this Corporation fails to declare or pay in full any dividend payable on the shares of Series A Preferred on the applicable Dividend Payment Date, and such failure is not cured with 30 days, or fails to issue, within three Trading Days, any Shares of Common Stock due upon the due conversion or redemption of any share of Series A Preferred;

(3) the adoption of any amendment to the Certificate of Incorporation of this Corporation (other than (A) any such amendment which has been approved by the Majority Holders or (B) any Certificate of Designations for a series of preferred stock of this Corporation which (i) has been approved by the Majority Holders or (ii) creates any stock which is a Junior Security) which materially and adversely affects the rights of the Holders or the taking of any other action by this Corporation which materially and adversely affects the rights of the Holders;

(4) this Corporation (A) fails to comply with any provision of Section 2(b), 4 or 8 or (B) fails to comply in any material respect with Section 2 of the Subscription Agreement, and such breach continues for a period of 30 days after notice thereof to this Corporation from any Series A Holder;

(5) any written representation or warranty of this Corporation made in or pursuant to any Transaction Document shall be false or misleading in any material respect when made or deemed made; or

(6) this Corporation or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due.

"Subscription Agreement" means the Subscription Agreement, dated as of June 30, 2005, by and between this Corporation and the original holder pursuant to which the shares of Series A Preferred were issued.

"Subsidiary" of any Person means any corporation of which at least amajority of the shares of stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have voting power by reason of the happening of any contingency) is directly or indirectly owned or controlled by any one of or any combinations of this Corporation or one or more of its Subsidiaries.

"Target Price" means 200% of the Series A Conversion Value at the time in effect.

"Trading Day" means any day (other than a Saturday or Sunday) on which the American Stock Exchange or the Alternative Stock Exchange, as thecase may be, is open for business.

"Transaction Documents" means, individually or collectively, the Subscription Agreements, the Original Certificate of Designation, and each other instrument statement or certificate given in writing in connection herewith or therewith.

"VWAP" of any security on any Trading Day means the volume-weighted average closing price of such security on such Trading Day on the Principal Market, as reported by Bloomberg Financial, L.P. (based on a Trading Day from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time), using the AQR Function, for such Trading Day; provided, however, that during any periodthe VWAP is being determined, the VWAP shall be subject to adjustments acceptable to the Majority Holders for stock splits, stock dividends, combinations, and capital reorganizations, as applicable."

IN WITNESS WHEREOF, this Certificate of Designations have been duly adopted by the Board of Directors of this Corporation and have been duly executed as the act and deed of this Corporation by its Secretary thereunto duly authorized this 2nd day of August, 2006.

RONCO CORPORATION

By:	/s/ Richard Allen
Richard F. Allen, Sr.
President and Chief Executive Officer